Exhibit 10.29

THE HANOVER INSURANCE GROUP

2009 SHORT-TERM INCENTIVE COMPENSATION DEFERRAL AND CONVERSION PROGRAM

ARTICLE 1

Name, Purpose and Effective Date

1.01 Name. This Program shall be known as The Hanover Insurance Group 2009 Short-Term Incentive Compensation Deferral and Conversion Program (the “Program”).

1.02 Purpose. To permit the Company’s Chief Executive Officer (the “CEO”), and such other senior officers of the Company selected by the CEO (together with the CEO, collectively, “Eligible Employees”), to defer and convert a portion of their 2009 Annual Short-Term Incentive Compensation Program (“2009 IC Program”) award, if and when awarded, into a number of restricted stock units (“RSUs”) to be issued pursuant to The Hanover Insurance Group, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”).

1.03 Effective Date. This Program is effective December 8, 2008.

ARTICLE II

Definitions

Capitalized terms used without definition herein shall have the meaning set forth in the 2006 Plan.

2.01 “15% Premium” shall mean a sum equivalent to 15% of the Gross Employee Deferral.

2.02 “409A Affiliate” shall mean any corporation which is included in a controlled group of corporations (within the meaning of Code Section 414(b)) which includes the Company and any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Code Section 414(c)).

2.03 “Account” shall mean a special memorandum account created by the Company on its books to reflect the RSUs or other amounts due to the Participant pursuant to the terms of this Program.

2.04 “Basic Deferred Amount” means the amount remaining after deducting any applicable taxes from the Gross Employee Deferral.

2.05 “Beneficiary” shall mean any person, corporation or trust, or combination of these, last designated by the Participant, in writing, and filed with the Company by the Participant during his/her lifetime. Any such designation or designations shall be revocable at any time or times, without the consent of any beneficiary, by a written instrument or nomination of beneficiary made by the Participant and similarly filed with the Company by him/her during his/her lifetime. In the absence of living designated beneficiaries, the RSUs and any other sums due hereunder shall be distributed to the Participant’s estate pursuant to the terms hereof in one single distribution.

2.06 “Deferred Dividend Equivalent” shall mean any Dividend Equivalents deferred hereunder plus interest at the Interest Rate accrued on such Dividend Equivalents compounded annually.

2.07 “Dividend Equivalents” shall mean an amount equivalent to any dividends declared in connection with Shares prior to the vesting of the RSUs and subsequent issuance of the Shares.

2.08”Combined Deferred Amount” shall mean the Basic Deferred Amount and the 15% Premium.

2.09 “Company” The Hanover Insurance Group, Inc., a Delaware corporation.

2.10 “IC Payment Date” shall mean the date the 2009 IC Program award would otherwise be paid to a Participant had such Participant not elected to defer and convert such award pursuant to the terms of the Program.

2.11 “Interest” shall mean the amount credited to any Dividend Equivalents or accrued interest payable in connection with amounts payable pursuant to Section 4.06 of this Program.

2.12 “Interest Rate” shall mean the percentage used in determining the amount of Interest each year. The Interest Rate shall be the annual GATT rate of interest or a permissible equivalent rate determined by the Company as set forth in IRS Notice 96-8. The applicable rate shall be in effect for the succeeding calendar year.

2.13 “Code” shall mean the Internal Revenue Code of 1986 (as amended).

2.14 “Gross Employee Deferral” shall mean the amount deferred as set forth on the Participant’s Election Form, subject to the limitations set forth in Section 3.01.

2.15 Participant” shall mean an Eligible Employee who makes a written election to defer all or a portion of his/her 2009 IC Program award in accordance with the provisions of Article III.

2.16 “Shares” shall mean the Stock issued pursuant to the RSUs.

2.17 “Stock” shall mean the common stock of The Hanover Insurance Group, Inc.

2.18 “Termination of Employment” shall mean, with respect to a Participant the date on which the Participant ceases to be employed by the Company, provided, however, that such cessation constitutes a separation from service from the Company and its 409A Affiliates that meets the requirements of Treasury Regulation Section 1.409A-1(h). A Participant’s employment by Company or a 409A Affiliate shall be treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with Company or a 409A Affiliate under an applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, employment is deemed to terminate on the first date immediately following such six-month period. With respect to leave for disability, employment will be treated as continuing for a period of up to 29 months, unless otherwise terminated by the Company, a 409A Affiliate, or the Participant, regardless of whether the Participant retains a contractual right to reemployment. For this purpose, disability leave refers to leave due to the Participant’s inability to perform the duties of his or her position of employment or any substantially similar position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months.

2.19 “THG” shall mean the Company and 409A Affiliates.

ARTICLE III

DEFERRAL ELECTIONS

3.01 Election. An Eligible Employee may make a written election to defer all or a portion of his/her 2009 IC Program award (not to exceed the greater of $50,000 or 20% of base salary) into RSUs in accordance with the terms of the Program. Each deferral and conversion election shall be made by the submission of a written form approved by the Company for this purpose (an “Election Form”). The Election Form shall be irrevocable, shall indicate the amount to be deferred, and shall be submitted, (i) in the case of the CEO, by not later than December 31, 2008, and (ii) in the case of all other Eligible Employees, by not later than June 30, 2009.

3.02 Performance–Based Compensation. All 2009 IC Program awards are intended to qualify as performance-based compensation as defined in Code Section 162(m), and any potential award issued under the 2009 IC Program will be substantially at risk at the time the Participant makes an election to defer and convert a portion of such award.

ARTICLE IV

Deferral and Conversion

4.01. Conversion. By submission of the Election Form, the Participant agrees to the conversion of the Basic Deferral Amount into RSUs. Such conversion shall be made using the closing price per share of the Stock on the New York Stock Exchange (“NYSE”) on the IC Payment Date.

4.02 15% Premium. The Company agrees to add to the Basic Deferred Amount the 15% Premium plus an amount equal to the amount needed to round any fractional RSU to a whole RSU. The Participant further agrees to the conversion of the 15% Premium into RSUs. Such conversion shall be made using the closing price per share of the Stock on the NYSE on the IC Payment Date.

4.03 Dividend Equivalents. If any dividends are declared on the Shares prior to the vesting of the RSUs and subsequent issuance of the Shares, the Participant shall be entitled to have Dividend Equivalents credited to his or her Account. The Company annually, on December 31st of each year (or, if Deferred Dividend Equivalents are released earlier, on the date prior to such release), shall credit to the Account an amount of interest determined by applying the then-prevailing Interest Rate to the Deferred Dividend Equivalents. However, Deferred Dividend Equivalents credited during the then current calendar year, if any, shall be credited with interest only for the amount of time during the then current calendar year that such Deferred Dividend Equivalents were credited to the Account.

4.04 Restricted Stock Units. The RSUs shall be issued on the IC Payment Date. The RSUs will be subject to the terms of this Program and an RSU agreement to be executed by the Company and the Participant on the date the RSUs are issued. Upon vesting, each RSU will be converted into one share of Stock. To the extent the terms and conditions of the RSU conflict with the terms of this Program, the terms of this Program shall govern.

4.05 Vesting and Company’s Right to a Return of the RSUs.

(a) Vesting. The RSUs shall be one hundred percent (100%) vested and shall automatically convert into Shares on the third anniversary of the IC Payment Date (the “Vesting Date”) provided that the Participant remains an Employee with the Company or one of its 409A Affiliates through such date, unless the provisions of Section 4.05(c) shall extend the Vesting Date to a later date. Upon vesting, the Participant shall have no rights or interest to payment of the Basic Deferred Amount as cash.

(b) Termination. Upon the Participant’s Termination of Employment for whatever reason, whether with or without Cause, for good reason or otherwise, any non-vested RSUs shall be automatically cancelled and forfeited to the Company for no consideration.

(c) Disability. In the event the Participant is placed in a long term disability status (as such term is defined in the Company’s Long-Term Disability Program, as in effect at the time) (“LTD Status”), then any time during which Participant is in such status shall not be counted in determining whether the Participant has provided the required amount of Employment for purpose of vesting of the RSUs. If, prior to vesting, Participant (i) is terminated due to disability, or (ii) has remained in LTD Status for one year or longer, any non-vested RSUs shall be automatically cancelled and forfeited to the Company for no consideration. In the event the Participant is placed in a LTD Status and vesting of the RSUs is suspended, the vesting of said units shall be reinstated if the Participant is removed from LTD Status prior to the first anniversary of being placed in LTD Status and immediately returns to Employment with THG. In such a situation, the RSUs will vest upon the Participant completing three years of active Employment with THG subsequent to the IC Payment Date.

(d) Death. In the event Participant dies any non-vested RSUs shall be automatically cancelled and forfeited to the Company for no consideration.

(e) Covered Transaction/Change in Control. In the event of a Covered Transaction or Change in Control, the RSUs shall be governed by the applicable provisions of Section 7(a) of the 2006 Plan.

4.06 In the event the RSUs are cancelled and forfeited to the Company for no consideration pursuant to the terms of this Program, the Participant shall (i) be entitled to receive, in cash, the Basic Deferred Amount, plus the interest on such amount from the IC Payment Date until the date the RSUs are cancelled and forfeited, and (ii) forfeit the 15% Premium and any Deferred Dividend Equivalents (and any Interest accrued thereon). Interest for these purposes shall be calculated based upon the Interest Rate and shall be compounded annually.

ARTICLE V

Manner of Payment

5.01 Time and Form of Payment when the RSUs are Forfeited.

(a) If the RSUs are forfeited and are returned to the Company and the affected Participant is entitled to receive a cash payment, then, except as provided in paragraphs (b) and (c) below, such amount shall be paid to the Participant (or, in the case of the Participant’s death, to his or her Beneficiary or estate as provided in Section 5.04) in a single lump sum cash payment upon the date that is not later than thirty (30) days after the date that the RSUs are forfeited provided, however, that the Participant or Beneficiary may not, directly or indirectly, designate the year of payment.

(b) If a payment is to be made because the Participant (i) is terminated due to disability, or (ii) has remained in a long term disability status for one year or longer, then such payment shall be made in a single lump sum cash payment upon the date that is not later than thirty (30) days after the earlier to occur of the following dates (x) upon the Participant’s Termination of Employment, and (y) the Vesting Date or such later date as determined in accordance with this provisions of the Program, provided, however, that the Participant may not, directly or indirectly, designate the year of payment, and provided further, however, that if the Participant is a “Specified Employee”, and such payment is to be made upon the Participant’s Termination of Employment, such payment shall be made in accordance with Section 5.01(c).

(c) If a payment is to be made under the Program upon a Participant’s Termination of Employment and if immediately prior to such termination the Participant is a “Specified Employee” within the meaning of Code Section 409A(a)(2)(B), then no such payment shall be made before the date that is six months after the date of such Termination of Employment (or, if earlier than the end of such six month period, the date of the Participant’s death). The accumulated postponed payment amount shall be paid to the Participant by not later than the 10th day after the end of the six month period (or to Beneficiary in accordance with Section 5.04, if earlier) provided, however, that the Participant may not, directly or indirectly, designate the year of payment.

5.02. Time and Form of Payment when the RSUs Vest. Subject to 5.03, on the first business day following the Vesting Date, the Shares plus the Deferred Dividend Equivalents shall be delivered/paid to the Participant (or, in the case of the Participant’s death, to his or her Beneficiary or estate as provided in Section 5.04) in a single distribution/cash payment; provided, however, that if vesting occurs due to a Covered Transaction or Change in Control that is NOT a change (i) in the ownership of the Company (as defined in Treasury Regulation Section 1.409A-3(c)(v)), (ii) in the effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(c)(v)), or (iii) in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(c)(vii)), then such distribution/payment shall be made not later than thirty (30) days after the earlier to occur of the following dates (x) upon the Participant’s Termination of Employment, and (y) the Vesting Date; provided, however, that the Participant may not, directly or indirectly, designate the year of payment, and provided further, however, that if payment is to be made upon the Participant’s Termination of Employment and the Participant is a “Specified Employee”, such payment shall be made in accordance with Section 5.01(c).

5.03 Code Section 162(m). Any Shares and or any other amounts payable hereunder shall be delivered/paid in accordance with the terms of the Program, provided, however, that to the extent the Company reasonably anticipates that, if such distribution or payment were made as scheduled, the Company’s deduction with respect to such distribution or payment would not be permitted because of Code Section 162(m), such distribution or payment will be delayed in whole or in part until the first calendar year in which the Company reasonably anticipates the deduction for such distribution or payment will not be barred by Code Section 162(m) as provided for in Treasury Regulation Section 1.409A-2(b)(7)(i). No election may be provided to a Participant with respect to the timing of such distribution or payment under this Section, and all scheduled distributions or payments (or parts thereof) that could be delayed as a result of the foregoing will be delayed.

5.04 Payments Upon Death. In the case of the Participant’s death, any amounts payable under Program shall be distributed/paid to the Participant’s Beneficiary, or if the Participant does not designate a Beneficiary or if his or her Beneficiary (or Beneficiaries) does not survive the Participant, to the Participant’s estate in one single distribution/cash payment by not later than sixty (60) days after the date of the Participant’s death or on the next business day if such date is a non-business day, provided, however, that the Beneficiary may not, directly or indirectly, designate the year of payment.

5.05 When A Payment Is Treated As Made. In accordance with Treasury Regulations Section 1.409A-3(d), all distributions under this Program will be treated as made on the designated payment date if the payment is made at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in the Program provided, however, that the Participant or Beneficiary may not, directly or indirectly, designate the year of payment.

ARTICLE VI

Further Provisions

6.01 Notices. Notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Human Resources Department or such other party as designated by the Company or mailed to its principal office and, if to the Participant, shall be delivered personally or mailed to the Participant at his or her address on the records of the Company.

6.02 Non-Hire/Solicitation/Confidentiality. As a condition of eligibility to participate in this Program and whether or not the RSUs vest, Participant agrees that he/she will (i) not, directly or indirectly, during the term of Participant’s employment with THG, and for a period of one year thereafter, hire, solicit, entice away or in any way interfere with THG’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so, and (ii) neither disclose any of THG’s confidential and proprietary information to any third party, nor use such information for any purpose other than for the benefit of THG and in accordance with THG policy. The terms of this Section 6.02 shall survive the expiration or earlier termination of this Program.

6.03 Specific Performance. The Participant hereby acknowledges and agrees that in the event of any breach of Section 6.02 of this Program, the Company would be irreparably harmed and could not be made whole by monetary damages. The Participant accordingly agrees to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate and that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of Section 6.02.

6.04 Successors. The provisions of this Program will benefit and will be binding upon the permitted assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto. However, neither the Participant nor any other payee hereunder shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any distribution and/or payments hereunder, which distribution and/or payments and the right thereto are expressly declared to be non-assignable and non-transferable, except as may be permitted by the 2006 Plan.

6.05 Governing Law. This Program shall be construed and applied (except as to matters governed by the Delaware General Corporation Law, as to which Delaware law shall apply) in accordance with the laws of the Commonwealth of Massachusetts.

6.06 Further Assurances. The Company and each Participant agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Program.

6.07 No Effect on Employment. Nothing contained in this Program shall be construed to limit or restrict the right of the Company to terminate the Participant’s employment at any time, with or without cause, or to increase or decrease the Participant’s compensation from the rate of compensation in existence at the time this Program is executed.

6.08 Taxes. To the extent the issuance of the Shares or the RSUs or any payment hereunder results in the receipt of compensation by the Participant for tax purposes, the Company shall withhold from any amounts payable hereunder any tax required to be withheld by reason thereof and may, at its option, withhold from such units, or the Shares which such units represent, a sufficient number of units/Shares to satisfy the minimum federal, state and local tax withholding due, if any, and remit the balance of the units/Shares to the Participant.

6.09. Unsecured Obligation. It is understood and agreed that the Combined Deferred Amount, Deferred Dividend Equivalents, the RSUs and the Account are and shall be owned by the Company and not by the Participant or by any other payee who shall be entitled to any payments under this Program. The Combined Deferred Amount, the Deferred Dividend Equivalents and the RSUs hereunder shall belong to the Company as part of its funds and for its own use and benefit. A trust is not created by this Program, nor shall a constructive trust be imposed. All payments payable and Shares to be distributed under this Program to the Participant or to any other payee shall be made by the Company, and both the Participant and any other payee always shall be general, unsecured creditors of the Company. All reference in this Program to the Account, to the Combined Deferred Amount and to the Deferred Dividend Equivalents are made herein solely as a means of measuring and determining the amount that the Company is to pay and the number of Shares that the Company is to deliver under this Program.

6.10. 409A Compliance.

(a) This Program and the payments provided hereunder are intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other applicable guidance issued by the Treasury Department and or the Internal Revenue Service thereunder, and shall be interpreted and administered consistent with such intent.

(b) The Company makes no representations to any Participant (or Beneficiary) with respect to the tax treatment of any amount paid or payable pursuant to this Program. While this Program is intended to be interpreted and operated to the extent possible so that any such amounts shall either be exempt from the requirements of Code Section 409A or shall comply with such requirements, in no event shall the Company be liable to any Participant (or Beneficiary) for or with respect to any taxes, penalties and/or interest which may be imposed upon any such amounts pursuant to Code Section 409A or any other federal or state tax law. To the extent that any such amount should be subject to Code Section 409A (or any other federal or state tax law), the Participant (or Beneficiary) to which the amount is paid or payable shall bear the entire risk of any such taxes, penalties and or interest.